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                      Melita International Corporation,             EXHIBIT 11.1
                  Melita Europe Limited and Inventions, Inc.
                 Computation of Pro Forma Earnings Per Share



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
                                                               PRO FORMA FOR THE           PRO FORMA FOR THE
                                                                   YEAR ENDED             THREE MONTHS ENDED
                                                               DECEMBER 31, 1996            MARCH 31, 1997
                                                               -----------------           -----------------
                                                                 IN THOUSANDS                IN THOUSANDS
PRIMARY AND FULLY DILUTED

Pro Forma Net Income                                                  4,782                     1,425

Weighted Average Common Stock Outstanding
  During the Period                                                   8,000                     8,000

Cheap Stock (1)                                                         116                       116

Effect of the Combination (2)                                         3,143                     3,143

Dilutive Effect of Common Stock Equivalents                             142                       194
                                                                     ------                    ------

Effect of SAB 1B.3(3)                                                   962                     1,194
                                                                     ------                    ------

  Pro forma                                                          12,363                    12,647
                                                                     ======                    ======

Pro forma per share amount                                             0.39                      0.11
                                                                     ======                    ======
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's
Registration Statement for its public offering have been included as outstanding for all periods presented.
(2) Reflects pro forma issuance of 3,143,395 shares of Common Stock in connection with the combination of Melita International Corporation, Melita
Europe Limited and Inventions, Inc.
(3) Pursuant to Staff Accounting Bulletin 1B.3, pro forma earnings per share gives effect to the issuance by the Company of the numbers of shares that, of the assumed public offering price, would yield proceeds in the amount necessary to pay the shareholder distribution at December 31, 1996 and March 31, 1997 that is not covered by the years earnings.